EX-99.h.iii

FEE WAIVER AND EXPENSE ASSUMPTION AGREEMENT

FEE WAIVER AND EXPENSE ASSUMPTION AGREEMENT, made this ___ day of __________, 202_, between Dimensional ETF Trust, a Delaware statutory trust (the “Trust”), on behalf of certain portfolios of the Trust, as identified below (each, an “ETF Fund,” and together, the “ETF Funds”), and Dimensional Fund Advisors LP, a Delaware limited partnership (“Dimensional”).
WHEREAS, Dimensional has entered into an Investment Management Agreement with the Trust, on behalf of the ETF Funds, pursuant to which Dimensional provides investment management services for the ETF Funds, and for which Dimensional is compensated based on the average net assets of the ETF Funds; and
WHEREAS, the Trust and Dimensional have determined that it is appropriate and in the best interests of each ETF Fund and its shareholders to limit the expenses of the ETF Funds;
NOW, THEREFORE, the parties hereto agree as follows:
1.	Fee Waiver and Expense Assumption by Dimensional.
(a)
Dimensional agrees to waive all or a portion of its management fee and assume the ordinary operating expenses of the Dimensional U.S. Core Equity 2 ETF (excluding the expenses that the Dimensional U.S. Core Equity 2 ETF incurs indirectly through its investment in other investment companies) (“ETF Fund Expenses”) to the extent necessary to limit the ETF Fund Expenses of the Dimensional U.S. Core Equity 2 ETF, on an annualized basis, to 0.30% of the Dimensional U.S. Core Equity 2 ETF’s average net assets (the “Expense Limitation Amount”).

(b)
Dimensional agrees to waive its management fee and assume the ordinary operating expenses of the Dimensional U.S. Equity ETF (excluding the expenses that the Dimensional U.S. Equity ETF incurs indirectly through investment in other investment companies) (“ETF Fund Expenses”) to the extent necessary to reduce the expenses of the Dimensional U.S. Equity ETF when its total operating expenses exceed 0.22% of the average net assets of the Dimensional U.S. Equity ETF on an annualized basis (the “Expense Limitation Amount”).

(c)
Dimensional agrees to waive all or a portion of its management fee and to assume the expenses of the Dimensional World ex U.S. Core Equity 2 ETF (including the expenses that the Dimensional World ex U.S. Core Equity 2 ETF bears as a shareholder of other funds managed by Dimensional but excluding the expenses that the Dimensional World ex U.S. Core Equity 2 ETF incurs indirectly through investment of its securities lending cash collateral in The DFA Short Term Investment Fund and its investment in unaffiliated investment companies) (“ETF Fund Expenses”) to the extent necessary to limit the ETF Fund Expenses of the Dimensional World ex U.S. Core Equity 2 ETF, on an annualized basis, to 0.39% of the Dimensional World ex U.S. Core Equity 2 ETF’s average net assets (the “Expense Limitation Amount”).

2.
Duty to Reimburse Dimensional.  If, at any time, the ETF Fund Expenses are less than the Expense Limitation Amount for an ETF Fund, the Trust, on behalf of the ETF Fund, shall reimburse Dimensional for any fees previously waived and/or expenses previously assumed to the extent that such reimbursement will not cause the annualized ETF Fund Expenses for the ETF Fund to exceed the Expense Limitation Amount. There shall be no obligation of the Trust, on behalf of an ETF Fund, to reimburse Dimensional for fees waived or expenses previously assumed by Dimensional more than thirty-six (36) months prior to the date of such reimbursement.
3.	Assignment. No assignment of this Agreement shall be made by Dimensional without the prior consent of the Trust.
4.
Duration and Termination.  This Agreement shall begin on __________, 202_, and shall continue in effect until ______, 202_, and shall continue in effect from year to year thereafter, unless and until the Trust or Dimensional notifies the other party to the Agreement, at least thirty days (30) prior to the end of the one-year period for an ETF Fund, of its intention to terminate the Agreement. This Agreement shall automatically terminate upon the termination of the Investment Management Agreement between Dimensional and the Trust, on behalf of such ETF Fund.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

DIMENSIONAL ETF TRUST	DIMENSIONAL FUND ADVISORS LP

By: DIMENSIONAL HOLDINGS INC., General Partner

By: _______________________________________	By:_______________________________________
Name:_____________________________________	Name:____________________________________
Title:_______________________________________	Title:______________________________________